EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements:

(1)	Registration Statement (Form S-3 No. 333-141160) of Safeco Corporation and subsidiaries (Safeco) and in the related Prospectus,

(2)	Registration Statement (Form S-3 No. 333-33444) of Safeco and in the related Prospectus,

(3)	Registration Statement (Form S-8 No. 333-88044) pertaining to the Safeco Long-Term Incentive Plan of 1997, and

(4)	Registration Statement (Form S-8 No. 333-130459) pertaining to the Safeco 401(k)/Profit Sharing Retirement Plan

of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedules of Safeco and the effectiveness of internal control over financial reporting of Safeco, included in this Annual Report (Form 10-K) of Safeco for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Seattle, Washington

February 26, 2008